EXHIBIT 99.1

Meridian Resource Announces First Quarter Financial Results in Line With Budgeted Projections for 2007

HOUSTON, May 8, 2007 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its first quarter 2007 financial and operational results. A summary of the quarter's results are:

 * Net Income equaled $1.7 million, or $0.02 per share
 * Discretionary Cash Flow totaled $25.1 million
 * Production totaled 5.3 Bcfe, or 58.4 Mmcfe per day
 * Total Revenues totaled $40.6 million
 * Lease Operating Expense totaled $7.8 million
 * Depletion and Depreciation totaled $21.0 million
 * General & Administrative Expense totaled $3.9 million

The Company also announced that its business plan and budgeted projections for 2007 are in line with expectations, and that drilling activities are underway in its four primary focus areas.

Production

Production volumes for the first quarter of 2007 totaled 5.3 billion cubic feet of gas equivalent ("Bcfe") compared to 6.4 Bcfe for the first quarter of 2006. Sequentially, production was essentially flat compared to the 5.3 Bcfe in the fourth quarter of last year. First quarter 2006 production was generally higher as a result of returning to full production, 100% of the wells that were previously shut in due to the Katrina and Rita hurricanes. In addition to the natural declines of existing production that occurred between the periods, the Company experienced intermediate production declines because of delays in the replacement of its production due to the unavailability of rigs and equipment in the Company's East Texas Austin Chalk development program during the first three quarters of 2006. These delays prevented the Company from timely drilling the laterals in each of four wells drilled to the Austin Chalk and delayed the addition of replacement of normal production declines during 2006 and the first quarter of 2007. Since the third quarter of 2006, the Company has taken an aggressive approach to increase its acreage position and drilling activities in this prolific play and has contracted for the purchase of one rig and a twelve-month lease of an additional rig that will better insure an uninterrupted drilling and completion schedule and the replacement of production and reserves. Three rigs are currently operating in the area, with plans to drill seven total wells in the immediate area during 2007 and to maintain at least two rigs working in this play for the foreseeable future. It is anticipated that the second completed well, the Katherine Leary No. 1, will be ready to be tested and placed on production within the next 10-15 days after the rig is released and the production pipeline is connected.

Revenues

Oil and Gas revenues for the first quarter of 2007 totaled $40.1 million, or $7.64 per Mcfe, compared to oil and gas revenues of $57.8 million, or $8.99 per Mcfe, for the first quarter of 2006. The variance between the two periods for oil and gas revenues is due primarily to the overall decline in commodity prices, offset in part by the Company's hedging program, and delays in production referenced above. Sequentially, oil and gas revenues are inline with the $40.3 million received in the fourth quarter of 2006.

Although oil and gas prices for the industry in general have experienced a marked decline since the first quarter of 2006, the Company's effective hedging strategy continues to partially insulate it against the total impact of such price declines.

Lease Operating Expenses

Lease operating expenses for the first quarter of 2007 were $7.8 million compared to $4.6 million for the first quarter of 2006. The difference in lease operating expenses between the two periods was primarily a result of significant increases in insurance premiums for the Company's operations and facilities located in the Gulf of Mexico region. For the year beginning in May 2006 through April 2007 premiums increased by $1.4 million and represented 44% of the difference in lease operating expenses between the quarters. The remaining $1.8 million was associated with the addition of producing wells and one-time costs related to production and facilities including compression, storage and repairs.

Although the company's insurance costs rose for the period from May 2006 through April 2007, we anticipate those costs to moderate during 2007. We continue to insure our assets with improved coverage as a safeguard against losses for the Company in the event of another hurricane.

Depletion and Depreciation

Depletion and depreciation for the first quarter of 2007 was $21.0 million compared to $29.5 million for the first quarter of 2006. On a per Mcfe basis, depletion and depreciation for the first quarter was $3.99 per Mcfe compared to $4.59 per Mcfe for the first quarter of 2006. The difference between the two periods primarily reflects the impact of the ceiling test write down taken by the Company in the third quarter of 2006. Sequentially, depreciation and depletion expense was in line with the fourth quarter of 2006 at $20.7 million.

General and Administrative Expenses

General and administrative expenses for the first quarter of 2007 were $3.9 million, or $0.74 per Mcfe, compared to $5.1 million, or $0.79 per Mcfe for the first quarter of 2006. The decrease in general and administrative expenses between the periods was partially due to lower accounting, legal and other professional fees.

Discretionary Cash Flow

Discretionary cash flow for the first quarter of 2007 was $25.1 million, compared to $42.8 million for the first quarter of 2006. The decrease in discretionary cash flow between the periods is in large part a result of lower average price realizations and lower production. The Company has previously announced its intent to aggressively execute its drilling plan for 2007, spending approximately $127 million, to increase production and cash flows. To date during 2007, the Company has participated in 13 wells, 11 of which are in various stages of drilling, completion or evaluation.

Net Income

Net income to common shareholders for the first quarter of 2007 was $1.7 million, or $0.02 per diluted common share, compared to $7.3 million, or $0.08 per share for the first quarter of 2006. As previously discussed, net income for the first quarter is down compared to the same period last year primarily due to lower average realized prices and lower production, offset in part by its gains in hedging contracts, lower depletion and depreciation expense and lower general and administrative expense.

Share Repurchases

In March 2007, the Company's Board of Directors authorized a new share repurchase program. Under the program, the Company may repurchase in the open market or through privately negotiated transactions up to $5 million worth of common shares per year over the next three years. In the first quarter of 2007, the Company repurchased 150,000 common shares at a cost of $352,000. It is the intent of the Company to continue this program through this and future years.

Hedging Update

As previously announced, the Company recently entered into several new hedging contracts to hedge a portion of its expected oil and gas production. The additional gas hedge contracts were completed in the form of costless collars for production volumes between January 2008 and December 2008, and ranged between a floor price of $7.00 and a ceiling price of $12.15. The additional oil hedge contracts were also completed in the form of costless collars in the same time frame, and ranged between a floor price of $55 and a ceiling price of $83. This provides the Company with an average floor price of $7.27 for gas and $58.64 for oil.

Costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract during each respective month. A schedule showing the Company's complete hedging position is located below, as well as on its website www.tmrc.com.

Conference Call Information

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Tuesday May 8, 2007 at 3:00 p.m. central time. To participate in this conference call, dial 888-396-2369 (U.S./Canada) or 617-847-8710 (International) five to ten minutes before the scheduled start time and reference Conference ID No. 71109597. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (International) and referencing Conference ID No. 14721148.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                        SUMMARY OPERATIONS DATA
      (In thousands, except prices and per share data, Unaudited)

                                                  Q1-07        Q1-06
                                                 ---------------------
                                                  Three Months Ended
                                                 ---------------------
                                                 Mar. 31,     Mar. 31,
                                                   2007         2006
                                                 --------     --------
 Production:
 Oil (Mbbl)                                           249          224
 Natural Gas (Mmcf)                                 3,764        5,087
 Mmcfe                                              5,257        6,432
 Mmcfe (Daily Rate)                                  58.4         71.5

 Average Prices:
 Oil (per Bbl)                                   $  50.30     $  49.23
 Natural Gas (per Mcf)                               7.34         9.20
   Per Mcfe                                          7.64         8.99

 Oil and Natural Gas Revenues                    $ 40,143     $ 57,827
 Lease Operating Expenses                           7,767        4,553
   Per Mcfe                                          1.48         0.71
 Depletion and depreciation                        21,003       29,499
   Per Mcfe                                          3.99         4.59
 Severance and Ad Valorem Taxes                     2,844        2,735
   Per Mcfe                                          0.54         0.43
 General and Administrative Expense                 3,895        5,111
   Per Mcfe                                          0.74         0.79
 Interest Expense                                   1,539        1,378
   Per Mcfe                                          0.29         0.21

 Discretionary Cash Flow (1)                     $ 25,137     $ 42,820
   Per Mcfe                                          4.78         6.66

 Net Earnings Applicable to
  Common Stockholders                            $  1,668     $  7,331

 Per Common Share (Basic)                        $   0.02     $   0.08
 Per Common Share (Diluted)                      $   0.02     $   0.08

 (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by
     GAAP.

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share, Unaudited)

                                                  Q1-07        Q1-06
                                                 ---------------------
                                                  Three Months Ended
                                                 ---------------------
                                                 Mar. 31,     Mar. 31,
                                                   2007         2006
                                                 --------     --------
 Revenues:
 Oil and natural gas                             $ 40,143     $ 57,827
 Interest and other                                   436         (321)
                                                 --------     --------
 Total revenues                                    40,579       57,506
                                                 --------     --------

 Operating costs and expenses:
 Oil and natural gas operating                      7,767        4,553
 Severance and ad valorem taxes                     2,844        2,735
 Depletion and depreciation                        21,003       29,499
 General and administrative                         3,895        5,111
 Accretion expense                                    553          301
 Hurricane damage repairs                              --        1,999
                                                 --------     --------
 Total operating costs and expenses                36,062       44,198
                                                 --------     --------

 Net Earnings before interest and income taxes      4,517       13,308

 Other expenses:
 Interest expense                                   1,539        1,378
 Taxes on income:
   Current                                            138          171
   Deferred                                         1,172        4,428
                                                 --------     --------
 Net Earnings                                       1,668        7,331
                                                 --------     --------

 Net Earnings applicable to common stockholders  $  1,668     $  7,331
                                                 ========     ========

 Net Earnings per share:
  - Basic                                        $   0.02     $   0.08
                                                 ========     ========
  - Diluted                                      $   0.02     $   0.08
                                                 ========     ========

 Weighted average common shares outstanding:
  - Basic                                          89,253       86,850
  - Diluted                                        94,678       92,552

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 Mar. 31,     Dec. 31,
                                                   2007         2006
                                                 --------     --------
 ASSETS

 Cash and cash equivalents                       $ 19,641     $ 31,424
 Other current assets                              29,818       37,662
                                                 --------     --------
   Total current assets                            49,459       69,086
                                                 --------     --------

 Property, equipment and other assets             405,418      398,809
                                                 --------     --------
   Total assets                                  $454,877     $467,895
                                                 ========     ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities                             $ 38,676     $ 50,539

 Long-term debt, net of current maturities         75,000       75,000

 Other liabilities                                 21,851       21,559

 Common stockholders' equity                      319,350      320,797
                                                 --------     --------
   Total liabilities and stockholders' equity    $454,877     $467,895
                                                 ========     ========

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
        SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                      (In thousands, Unaudited)

                                                 ---------------------
                                                  Three Months Ended
                                                 ---------------------
                                                 Mar. 31,     Mar. 31,
                                                   2007         2006
                                                 --------     --------
 Reconciliation of Discretionary Cash
  Flow (Diluted) to Net Cash Provided By
  Operating Activities:

 Discretionary Cash Flow (Diluted)               $ 25,137     $ 42,820
 Adjustments to reconcile discretionary
  cash flow to net cash provided by
  operating activities:
   Net changes in working capital                  (6,055)       5,287
                                                 --------     --------
 Net Cash Provided By Operating Activities       $ 19,082     $ 48,107
                                                 ========     ========

                  The Meridian Resource Corporation
                        Summary of Natural Gas
                                 and
                      Crude Oil Hedge Positions

                     Natural Gas Costless Collars
                     ----------------------------

                       Contracted           Floor          Ceiling
      Contract           Volume             Price           Price
       Period          (Mmbtu/Qtr)        ($/Mmbtu)       ($/Mmbtu)
      --------         -----------        ---------       ---------
      Q1 - '07          1,960,000          $ 7.61          $10.95
      Q2 - '07          1,600,000          $ 7.50          $11.05
      Q3 - '07          1,350,000          $ 7.00          $11.50
      Q4 - '07          1,110,000          $ 7.00          $11.50
      Q1 - '08          1,010,000          $ 7.15          $11.95
      Q2 - '08            880,000          $ 7.16          $11.94
      Q3 - '08            740,000          $ 7.16          $11.95
      Q4 - '08            610,000          $ 7.16          $11.95

                      Crude Oil Costless Collars
                      --------------------------

                       Contracted           Floor          Ceiling
      Contract           Volume             Price           Price
       Period          (Bbls/Qtr)          ($/Bbl)         ($/Bbl)
      --------         ----------          -------         -------
      Q1 - '07             53,000          $52.26          $79.00
      Q2 - '07             48,000          $52.50          $79.53
      Q3 - '07             45,000          $60.22          $84.24
      Q4 - '07             43,000          $64.16          $87.01
      Q1 - '08             47,000          $62.34          $86.05
      Q2 - '08             41,000          $63.17          $86.55
      Q3 - '08             25,000          $59.40          $84.95
      Q4 - '08             15,000          $55.00          $83.00

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com